         Exhibit 99.1

FOR IMMEDIATE RELEASE October 29, 2018	Edgewell Personal Care 1350 Timberlake Manor Parkway St. Louis, MO 63017

Edgewell Personal Care Appoints George Corbin and Robert Black
to the Company’s Board of Directors

Shelton, Conn., -- October 29, 2018 -- Edgewell Personal Care Company (NYSE: EPC) (“Edgewell” or “the Company”) today announced that the Company's Board of Directors has appointed George Corbin and Robert Black to the Board, and nominated Mr. Corbin and Mr. Black to stand for election at the Company’s 2019 annual meeting. The appointment of Mr. Corbin and Mr. Black follows the Company’s appointment of five new directors over the last three years, including two additions in September 2018. With the addition of the two new independent directors, the Edgewell Board has expanded from ten to twelve directors, all of whom are independent except for the Chief Executive Officer.

In conjunction with today’s actions, the Company also announced that it has entered into an agreement with Legion Partners Asset Management LLC (“Legion Partners”).

“We are pleased to have reached this constructive outcome and look forward to benefiting from the digital, e-commerce, innovation and international business expertise that George and Bob bring to our Board,” said David Hatfield, Edgewell’s Chief Executive Officer, President and Chairman of the Board. “Our Board and management are focused on our previously-announced initiatives to reduce costs, drive growth and position Edgewell as a stronger competitor across our categories, and will continue to take actions that are in the best interests of the Company and all of its shareholders.”

Chris Kiper, Co-Founder and Managing Director of Legion Partners, said, “Edgewell has a valuable portfolio of brands with enormous potential. We are pleased to have engaged with the Board to reach a resolution that implements important corporate governance initiatives and adds new independent directors who will help the Company navigate the current market conditions and pursue our shared goal of enhancing shareholder value.”

As part of the agreement, Legion Partners has agreed to abide by certain customary standstill provisions and to support the Edgewell Board’s slate of nominees at the 2019 Annual Meeting. The Company has agreed to implement a director resignation policy in connection with its majority voting standard and will evaluate whether it would be in the best interests of the Company to reincorporate in Delaware. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About George Corbin

Mr. Corbin is a seasoned technology executive with nearly 20 years of experience in digital marketing, e-commerce and customer experience optimization. He brings to Edgewell strong digital expertise and a track record of driving growth and innovation. Mr. Corbin currently serves as Chief Digital Demand Officer of Mars, Inc., a $35 billion consumer packaged goods conglomerate, where he focuses on integrating and optimizing Mars’ e-commerce and digital businesses. Previously, Mr. Corbin served as Senior Vice President, Digital at Marriott International, where he spent more than 14 years accelerating digitization and was responsible for setting Marriott’s mobile, web and digital strategies. Before that, Mr. Corbin served as Vice President, eBusiness Strategy at a major internet consultancy, where he developed and implemented major e-commerce and strategic transformation programs at major Fortune 500 corporations. Mr. Corbin holds a Bachelor's degree from the University of California-Davis, and an MBA from Harvard Business School.

About Robert Black

Mr. Black brings extensive international business, digital commerce, strategy, operations and innovation experience to the Edgewell Board. He currently serves as an Executive Advisor Partner at Wind Point Partners and a Senior Advisor to The Boston Consulting Group, Inc. Mr. Black previously served as Group President at Kimberly-Clark International, where he led the portfolio reconstruction, reinvigoration and reorganization of the company’s international businesses. Prior to becoming Group President, Mr. Black served as Kimberly Clark’s Chief Strategy Officer and Chief Innovation Officer. Before that, Mr. Black served as Board Director and Chief Operating Officer of Sammons Enterprises, where he led the company’s growth and business transformation strategy. Previously, he served as President of Steelcase International, where he transformed the business through acquisitions, rationalized branding, reconfiguring the organization and launching new products. He initially served as Steelcase’s Chief Strategy Officer with additional responsibility for M&A and led the company’s IPO. Mr. Black holds a Bachelor's degree in Management at University of Buffalo and an MBA from Harvard Business School.

About Edgewell Personal Care

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie®; Bulldog® and Jack Black® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.
Forward-Looking Statements
This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases.  These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual actions and results to differ materially from those indicated by those statements.  We cannot assure you that any of our expectations, estimates or projections will be achieved.  The forward-looking statements included in this press release are only made as of the date of this press release and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.  Numerous factors could cause our actual actions, results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation, those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.
Contacts
Matthew Sherman / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449